August 4, 2014
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated August 4, 2014 on our review of interim financial information of Realogy Holdings Corp. and its subsidiaries (the "Company") for the three and six month periods ended June 30, 2014 and June 30, 2013 and included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2014 is incorporated by reference in its Registration Statements on Form S-8 (No. 333 - 184383) and Form S-3 (No. 333 - 187816).
Very truly yours,
/s/ PricewaterhouseCoopers LLP